Exhibit 99.1

For:

mPhase Technologies, Inc.
150 Clove Rd., 11th floor
Little Falls, NJ 07424 USA

Investor Relations:	Media Contact: Public Relations
Tim Clemensen	Peter Hamilton
Rubenstein Investor Relations	Rubenstein Associates
New York, NY 10105	New York, NY 10105
(212) 843-9337	(212) 843-8015
tclemensen@rubensteinir.com	phamil@rubenstein.com

mPhase Technologies acquires a 10% equity stake in Sovereign Tracking Systems LLC

LITTLE FALLS, N.J., August 21, 2007 -- mPhase Technologies, Inc. (OTCBB:XDSL), (www.mphasetech.com) which in February announced its intention to create a version of its Smart Nanobattery optimized for use in its active RFID (Radio Frequency Identification) applications, today announced the acquisition of a ten percent (10%) interest in Sovereign Tracking Systems, LLC, (www.sovtechcorp.com). Sovereign is a small, privately held NJ-based cutting-edge technology company specializing in real-time asset management tracking technologies, supported by inexpensive active radio frequency identification tags (RFID).

Financial terms of the acquisition will be disclosed in a conference call to be held on Wednesday, August 29th at 10:00 a.m. Call-in details will be released later this week.

RFID is a radio transmitter sensor technology used for security and tracking systems. Active tags are used to keep track of high value inventory items and capital assets, such as shipping containers, medical equipment and automobiles. RFID has a distinct utilization for monitoring high-end medical inventory and for many other uses within a healthcare facility setting.

Ronald A. Durando, CEO of mPhase Technologies, Inc., said: "We are thrilled to enter into this acquisition agreement with William A. Robinson, President and CEO of Sovereign Tracking Systems. Mr. Robinson is one of the industry's truly brilliant visionaries, having spent over 35 years as a consultant to the U.S. Government and as one of the founding fathers of the Global Positioning Systems technology."

Mr. Durando added: "mPhase's acquisition of Sovereign Tracking Systems, LLC from a strategic viewpoint makes sense in so many ways. Sovereign has a very strong patent position in the category of active, real-time tracking systems that use RFID tags to secure high-end asset and personnel tracking and monitoring systems. We see a unique opportunity here with mPhase's new Smart Nanobattery. We look forward to leveraging the Sovereign acquisition to solidify our positioning in the marketplace and to enhance shareholder value."

Commenting on mPhase's investment in his firm, William A. Robinson, President and CEO of Sovereign Tracking Systems, LLC, said: "We are at the dawn of a new era in active RFID technology and have gotten to the point of the managed growth of our organization where it makes sense for us to obtain capital for growth. All of us at Sovereign Tracking Systems are extremely pleased to be part of the mPhase/AlwaysReady organization, which is uniquely qualified to bring exciting new technologies into the marketplace and into commercial and consumer venues on a global basis. These are truly exciting times."

mPhase's new Smart Nanobattery architecture promises an energy source that can be packaged in various configurations, with shelf life lasting decades, yet still able to be activated almost instantaneously on demand. This has a distinct relevance with active RFID applications. Various battery designs based on this technology may deliver a new and unique component for system design across many fields, including defense, healthcare, industrial and consumer electronics.

About Sovereign Tracking Systems: Sovereign's Real-Time-Location-Systems (RTLS) / Real-Time Asset Management applications have been installed in over 300 facilities worldwide including such applications as hospitals and healthcare facilities, manufacturing, prisons, warehousing, and the airline industry, saving these facilities hundreds of thousands of dollars.

William A. Robinson was one of the founding fathers of the "Global Positioning Systems" (GPS) technology. Inspired by the limitation of the GPS technology (it would not track under cover), Mr. Robinson began to formulate a concept for a reverse GPS, in which small "Satellites" (readers) could be placed in an indoor environment allowing for tracking undercover. With this technology conceived and a desire to turn his dream into reality, in early 1996 Bill Robinson founded Sovereign Technologies Corporation. As the technology continued to evolve it caught the interest of the United States military and in June of 1997, Sovereign Technologies Corporation was awarded the U.S. Army's Advance Monitoring Display System (AMDS) contract. Sovereign was then developing software to support the US Army's ground and Ariel sensors on the battlefield.

In 1997, the tracking technology that Mr. Robinson had pioneered was presented to the National Aeronautical and Space Administration (NASA). In October of the same year, a Beta-Site test was deployed at NASA's Goddard Space Flight Center tracking equipment for the Hubble Space Telescope Project. With the technology rapidly gaining acceptance in the market place, Sovereign began to build a strong distributor network and in 1996 the System was approved and licensed by the Federal Communications Commission (FCC part 15).

Early in 1999, Sovereign was contracted by the Department Of Veterans Affairs and invited to participate in a series of presentations in Washington DC. Considered to be the superior technology of the five companies competing at the Veterans Affairs Medical Center in Memphis, Tennessee, Sovereign was awarded the contract. In order to facilitate an installation of this magnitude, (tracking 4,000 pieces of medical equipment over 1.3 million square feet, encompassing seven buildings) Sovereign relocated to a much larger facility and increased its support staff.

About mPhase Technologies, Inc. mPhase Technologies Inc. (OTCBB: XDSL) develops and commercializes next-generation media-rich entertainment software and nanotechnology solutions, delivering novel systems to the marketplace that advance functionality and reduce costs. The company was awarded the Frost & Sullivan Energy Storage Award for the Nanobattery in 2006 and the Frost & Sullivan Excellence in Technology Award in 2005, and the Nano 50 Award from NASA Nanotech Briefs. mPhase Technologies is bringing nanotechnology out of the laboratory and into the market with a planned innovative long life power cell. Additionally, the company is working on prototype ultra-sensitive magnetometers that promise orders of magnitude increases in sensitivity as compared with available un-cooled sensors. More information is available at the mPhase Web site at www.mPhaseTech.com

Safe Harbor Statement This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the companies mentioned in light of current conditions, expected future developments and other factors they believe to be appropriate. Actual results may differ as a result of factors over which the companies have no control.